News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Tupperware Appoints Miguel Fernandez as Chief Executive Officer

Richard Goudis Appointed as Executive Vice Chairman

Mr. Fernandez and Mr. Goudis Also Appointed to the Board of Directors

ORLANDO, Fla., March 12, 2020 -- Tupperware Brands Corporation (NYSE: TUP) today announced that its Board of Directors has appointed Miguel Fernandez as President and Chief Executive Officer, effective April 6, 2020. Mr. Fernandez is the former Global President of Avon Products Inc. (“Avon”). The Board also has appointed Richard (“Rich”) Goudis as Executive Vice Chairman, effective March 12, 2020. Mr. Goudis is the former Chief Executive Officer of Herbalife Nutrition Ltd. (“Herbalife Nutrition”).

Susan Cameron, Non-Executive Chairman of the Board, said, “The Board is pleased to add the combined talent and experience of Miguel and Rich to Tupperware at such a pivotal time. We are confident that these proven leaders bring skills essential to Tupperware’s business - a thorough understanding of the direct selling model, a belief in its relevance and growth potential, and proven track records of executing operational transformations and generating value. They have a ten-year history of working collaboratively together, and that gives us great confidence that they can rapidly create a more efficient and profitable company, while leveraging the power of our brand and our global presence to ensure Tupperware is competitive, relevant and profitable well into the future.”

The Board believes the structure of having two experienced executives with a history of leading growth and business transformation together will have a strong impact as it ensures management is best positioned to address the Company’s pressing financial and operational needs, develop and implement new and urgent transformation efforts, and reinvigorate the brand, its direct selling model, and independent sales force. As CEO, Mr. Fernandez’s focus will be on stabilizing the core business operations with a mandate to return the business to growth. As Executive Vice Chairman, Mr. Goudis will be responsible for leading the Company’s future business strategy and go-to-market opportunities, and maximizing shareholder value.

Mr. Fernandez and Mr. Goudis have been appointed to serve as directors of the Company, expanding the Board to 12 members. They will each report directly to the Board. Upon the effective date of Mr. Fernandez's appointment, Chris O'Leary, who has been serving as Interim CEO, will continue his role on the Board, and return as a member of the Audit, Finance and Corporate Responsibility Committee.

Mr. Fernandez brings over 20 years of global direct-selling industry experience and a strong record of implementing positive global transformations. He joins Tupperware after more than two years as Global President at Avon. During his time at Avon, Mr. Fernandez led the company’s transformation strategy, helping to modernize and optimize Avon’s digital functions and developing a new omni-channel approach in order to drive growth and enhance revenue. Mr. Fernandez previously spent a decade in senior roles at Herbalife Nutrition, where he was instrumental in transforming their Mexico business to be one of the largest direct-

selling companies in Mexico, and then went on to reestablish growth in North America by leading the Herbalife Nutrition Americas team.

“Tupperware is a pioneer of the direct selling model, and I am honored to lead the team that will take the beloved brand to the next level,” said Mr. Fernandez. “I am confident that with this management team, we can modernize the Tupperware model to give our sales force the most innovative products on the market, the best technologies to access consumers and the best operations to support their businesses. These are changes that need to be made to improve sales trends and create financial flexibility in both the short-term and the long-term.”

Mr. Goudis brings deep operating and capital markets experience and a strong track record of shareholder value creation to his role as Executive Vice Chairman. He is an established leader in the direct-selling industry, having served as CEO, Chief Operating Officer, and Chief Financial Officer of Herbalife Nutrition during a 15 year tenure. In his role as CEO, Mr. Goudis focused on advancing product innovation, implementing digital strategies that improved distributor productivity and improved retention of the customer base, and the education and training of its independent distributor network.

“I look forward to contributing my financial expertise and extensive industry knowledge to Tupperware’s global markets and its leadership team at this critical time,” Mr. Goudis said. “Given the consumer trend towards environmentally-friendly reusable products, I believe there is compelling opportunity to capitalize on that through continued product innovation, enhanced technology and tools to make our sales force more effective, and operational improvements across the company. I am eager to quickly get to work with Miguel and the senior leadership team to pursue these objectives.”

About Miguel Fernandez
Mr. Fernandez most recently served as Global President at Avon Products Inc., where he was responsible for global commercial operations. Previously, he spent nearly ten years at Herbalife Nutrition Ltd., where he served as Executive Vice President and Managing Director for the Americas and Worldwide Member Operations. Previously at Herbalife Nutrition, he served as Senior Vice President and Managing Director of Mexico, and Vice President Finance & Distributor Operations. Earlier in his career, Mr. Fernandez was Chief Financial Officer at OCC Mundial and Business Controller for Microsoft in Mexico. He holds a Bachelor of Science in industrial engineering, with honors, from the Monterrey Institute of Technology in Mexico and a Master of Business Administration from Darden School of Business, University of Virginia.

About Rich Goudis
Mr. Goudis most recently served as Chief Executive Officer of Herbalife Nutrition Ltd., where he was responsible for driving product innovation and sales technology, attracting and retaining new customers, and improving customer retention. Previously at Herbalife Nutrition, he served for seven years as COO, in which he was responsible for Worldwide Manufacturing Operations, Product Development, Quality, Supply Chain, Human Resources, Information Technology, Security and regional Finance and operations functions. Prior to his role as COO, Mr. Goudis served as the company's chief financial officer for six years, during which time he helped to take the company public. Mr. Goudis holds a Bachelor of Business Administration in Accounting from the University of Massachusetts, and a Masters of Business Administration from Nova Southeastern University.

About Tupperware Brands Corporation
Tupperware Brands Corporation, through an independent sales force of 2.9 million, is a leading global marketer of innovative, premium products through social selling. Product brands span several categories including design-centric food preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands. For more information, visit tupperwarebrands.com.

Safe Harbor Statement
Statements contained in this release that are not historical fact and use predictive words such as “confident", “believes", "will", "ensures", and similar words are forward-looking statements. Such forward-looking statements involve risks and uncertainties detailed in our recent periodic reports as filed in accordance with the Securities and Exchange Act of 1934. These risks and uncertainties may cause actual results to differ materially from the statements made in this release.